Exhibit 99.1

Golden Entertainment Announces Second Quarter 2016 Results

– Reports Net Revenues of $102.6 million, up 16.5% over Combined Net Revenues –

– Reports Net Income of $2.8 million; EPS of $0.12 per Diluted Share –

– Reports Adjusted EBITDA of $13.3 million, up 12.2% versus Combined Results –

LAS VEGAS – August 3, 2016 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the quarter ended June 30, 2016.  On July 31, 2015, Sartini Gaming, Inc. (“Sartini Gaming”) merged with a subsidiary of Lakes Entertainment (the “Merger”) and the Company was renamed Golden Entertainment. The Company’s financial results prior to July 31, 2015 do not include the operations of Sartini Gaming.

Key Highlights and Recent Developments

•

Net revenues for the quarter were $102.6 million, compared to $15.3 million in the prior year quarter, with the increase due primarily to the Merger and results from the Company’s newly acquired distributed gaming operations in the state of Montana. Net revenues for the current quarter increased 16.5% compared to the Combined Net Revenues of the Company and Sartini Gaming of $88.0 million in the prior year quarter.

•	Net income for the quarter was $2.8 million, or $0.12 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share, in the prior year quarter.
•

Adjusted EBITDA for the quarter was $13.3 million, compared to $1.7 million in the prior year quarter, with the increase due primarily to the Merger, Montana distributed gaming and the opening of new taverns in Las Vegas. Adjusted EBITDA for the current quarter increased 12.2% compared to the Combined Adjusted EBITDA of the Company and Sartini Gaming of $11.9 million in the prior year quarter.

•

Net revenues for the quarter from the Distributed Gaming segment were $77.8 million, compared to $63.1 million of Combined Net Revenues for this segment in the same quarter a year ago, an increase of 23.2%.

•

The Company completed two separate acquisitions of assets of distributed gaming operators in Montana in January and April 2016 for approximately $45.8 million in the aggregate, which added approximately 2,900 gaming devices, nearly 1,100 amusement devices and over 100 ATMs, along with certain other non-gaming assets and the right to operate within certain locations to the Company’s Distributed Gaming segment.

•	On July 14, 2016, the Company paid a special cash dividend of an aggregate of $23.5 million to eligible shareholders of record.

“By all measures we made significant progress during the second quarter.  Our net revenues and Adjusted EBITDA were up 16.5% and 12.2%, respectively, driven by a combination of organic and external growth,” said Blake L. Sartini, Chief Executive Officer of Golden Entertainment. “We saw same-store tavern revenues up 9.3%, we increased our Casino segment Adjusted EBITDA margins significantly by nearly 560 basis points, our acquisitions in Montana began to contribute meaningfully to results, and we paid a $1.71 per share special dividend to eligible shareholders.”

Added Sartini, “During the quarter our distributed gaming net revenues increased 23.2% compared to the combined net revenues from the prior year quarter, and we continue to see real potential for growth. We now operate 51 tavern locations in Las Vegas, and we have added to the mix our position as a leading distributed gaming provider in the state of Montana.  We also completed the first phase of upgrades and renovations to our Rocky Gap property and are beginning to see benefits.  We are proud of our progress and view these achievements as collectively advancing our strategy to expand our core markets by scaling our leadership position in distributed gaming and taking advantage of organic growth opportunities in our casino portfolio.”

Unaudited Consolidated and Combined Results

Given the Merger, the following illustrates for each segment net revenues, net income (loss) and Adjusted EBITDA for the three months and six months ended June 30, 2016, and Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA for the Company and Sartini Gaming for the three months and six months ended June 28, 2015. These combined financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have resulted had the Merger occurred on the first day of such period, or of the future results of the Company.  The combined results do not reflect any operating efficiencies and associated cost savings that may be achieved as a result of the Merger.

Consolidated Results (2016) and Combined Results (2015)(1)(2)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30, 2016	June 28, 2015(3)	% Change	June 30, 2016	June 28, 2015(3)	% Change
Net Revenues
Distributed Gaming	$77,765	$63,117	23.2%	$146,349	$124,808	17.3%
Casinos	24,709	24,662	0.2%	47,122	47,697	-1.2%
Corporate and other	84	232	-63.8%	121	276	-56.2%
	$102,558	$88,011	16.5%	$193,592	$172,781	12.0%

Net Income (Loss)
Distributed Gaming	$6,295	$7,739	-18.7%	$12,223	$14,426	-15.3%
Casinos	4,926	2,866	71.9%	7,920	4,570	73.3%
Corporate and other	(8,421)	(13,161)	-36.0%	(15,104)	(23,500)	-35.7%
	$2,800	$(2,556)	-209.5%	$5,039	$(4,504)	-211.9%

Adjusted EBITDA
Distributed Gaming	$11,361	$10,114	12.3%	$21,582	$19,349	11.5%
Casinos	6,843	5,448	25.6%	11,607	9,520	21.9%
Corporate and other	(4,903)	(3,703)	32.4%	(9,340)	(7,801)	19.7%
	$13,301	$11,859	12.2%	$23,849	$21,068	13.2%
(1)

Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA reflect the operations of Sartini Gaming for periods prior to the Merger combined with the operations of the Company, without adjustment and do not conform to the Securities and Exchange Commission rules for pro forma financial information; however, we have included the combined results because we believe they provide a meaningful comparison for the periods presented.

(2)

The Company’s Distributed Gaming segment involves the installation, maintenance and operation of gaming devices in certain strategic, high-traffic, non-casino locations (such as grocery stores, convenience stores, restaurants, bars, taverns, saloons and liquor stores) in Nevada and Montana, and the operation of traditional, branded taverns targeting local patrons, primarily in the greater Las Vegas, Nevada metropolitan area. The Company’s Casinos segment consists of the Rocky Gap Casino Resort in Flintstone, Maryland and three casinos in Pahrump, Nevada.

(3)

The combined financial information for the three and six months ended June 28, 2015 was derived from the Company’s unaudited consolidated statement of operations for such periods and Sartini Gaming’s unaudited consolidated statement of operations for the three and six months ended June 30, 2015.

Results for the Three Months Ended June 30, 2016

Net revenues for the quarter were $102.6 million, compared to $15.3 million in the prior year quarter, with the increase due primarily to the Merger and results from the Company’s recently acquired distributed gaming operations in the state of Montana. Net revenues for the current quarter increased 16.5% compared to the Combined Net Revenues of $88.0 million in the prior year quarter.

For the quarter, net income was $2.8 million, or $0.12 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share, in the prior year quarter.  During the quarter, the Company incurred $0.4 million in Merger-related expenses and $0.5 million in preopening expenses. The results for the prior year quarter included approximately $0.4 million in Merger-related expenses and no preopening expenses.

Adjusted EBITDA for the quarter was $13.3 million, compared to $1.7 million in the prior year quarter, with the increase due primarily to the Merger, the addition of Montana distributed gaming and the opening of new taverns in Las Vegas. Adjusted EBITDA for the current quarter increased 12.2% compared to the Combined Adjusted EBITDA of $11.9 million in the prior year quarter.

Results for the Six Months Ended June 30, 2016

The Company’s net revenues for the six months ended June 30, 2016 were $193.6 million, compared to $28.1 million for the prior year period. Net revenues increased 12.0% compared to the Combined Net Revenues of the Company and Sartini Gaming of $172.8 million in the prior year period.

For the six months ended June 30, 2016, net income was $5.0 million, or $0.23 per diluted share, compared to a net loss of $1.9 million, or $0.14 per diluted share, in the prior year period.  The 2016 year-to-date results included the results of operations of Sartini Gaming for the entire period.  During the first six months of 2016, the Company incurred $0.5 million in Merger-related expenses and $1.1 million in preopening expenses. The results for the prior year period included approximately $1.3 million in Merger-related expenses and no preopening expenses.

Adjusted EBITDA for the six months ended June 30, 2016 was $23.8 million, compared to $1.8 million in the prior year quarter, with the increase due primarily to the Merger, the addition of Montana distributed gaming and the opening of new taverns in Las Vegas. Adjusted EBITDA increased 13.2% compared to the Combined Adjusted EBITDA of $21.1 million in the prior year period.

Balance Sheet and Liquidity

As of June 30, 2016, the Company had cash and cash equivalents of $61.7 million, which included approximately $23.5 million in net proceeds related to the sale of the subordinated promissory note from the Jamul Indian Village (“Jamul Note”). On June 17, 2016, the Board of Directors declared a special cash dividend of an aggregate of $23.5 million (the “Special Dividend”), that was paid on July 14, 2016 to eligible shareholders of record as of the close of business on June 30, 2016 (the “Record Date”). The $1.71 per eligible share amount of the Special Dividend was calculated by dividing the aggregate amount of the Special Dividend by 13,759,374 outstanding shares of common stock held by eligible shareholders on the close of business on the Record Date (rounded down to the nearest whole cent per share).

As of June 30, 2016, total debt outstanding of $185.8 million included $155.0 million in senior secured term loans and $25.0 million in borrowings under the Company’s $50.0 million senior secured revolving credit facility.  The Company’s senior secured term loans and revolving credit facility mature in July 2020.   As of June 30, 2016, the weighted average effective interest rate on outstanding borrowings under these credit facilities was approximately 3.0%. Borrowings under the senior secured revolving credit facility were used to fund the $25.0 million purchase price for the Company’s Montana distributed gaming acquisition in April 2016.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 5:00 p.m. Eastern Time on August 3, 2016, to discuss the second quarter 2016 results. The number to call is 1-888-503-8169 (domestic) or 1-719-325-2244 (international).  The passcode is 8655464. A live webcast will be available in the Investors section of the Company’s website (www.goldenent.com).  A replay of the conference call will be available through August 10, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 8655464.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions.  In addition, forward-looking statements include statements regarding the Company’s strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions, anticipated future growth and trends in the Company’s business or key markets, projections of future financial condition, operating results, or other financial items, anticipated regulatory and legislative changes, the Company’s ability to utilize the net operating loss carryforwards (“NOLs”) to offset future taxable income, as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements.  Factors that could cause actual results to differ include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the Merger and the acquisitions of distributed gaming assets in Montana,  and integration risks relating to such transactions, changes in national, regional and local economic and market conditions, legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations), increases in gaming taxes and fees in the jurisdictions in which the Company operates, litigation, increased competition, the Company’s ability to renew its distributed gaming contracts, reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer), the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities, terrorist incidents, natural disasters, severe weather conditions, the effects of environmental and structural building conditions, the effects of disruptions to the Company’s information technology and other systems and infrastructure, the occurrence of an “ownership change” as defined in Section 382 of the Internal Revenue Code, and factors affecting the gaming, entertainment and hospitality industries generally.  In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release.  The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future.  The Company believes Adjusted EBITDA and Combined Adjusted EBITDA (and associated margin calculations) provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of its core operating results.  Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.  In addition, other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does. Reconciliations of net income (loss) to Adjusted EBITDA, Combined Adjusted EBITDA and Combined Net Income (Loss) are provided in the financial information tables below. Additionally, a reconciliation of net revenues to Combined Net Revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening expenses, Merger expenses, share-based compensation expenses, impairments and other gains and losses.  “Adjusted EBITDA” for a particular segment is Adjusted EBITDA before corporate overhead, which is not allocated to each segment. The Company defines “Adjusted EBITDA margins” for the Company or a particular segment as Adjusted EBITDA divided by net revenues for the Company or such segment, as applicable.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations.  Golden Entertainment operates more than 12,000 gaming devices and over 30 table games in Nevada, Maryland and Montana.  The Company owns four casino properties, 51 taverns and operates approximately 980 distributed gaming locations in Nevada, Maryland and Montana.  Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position, and proven management capabilities across its two divisions.  For more information, visit www.goldenent.com.

Investor Relations contact:	Jacques Cornet (ICR)
(702) 891-4264
ir@goldenent.com

Media Relations contact:	Howard Stutz (Golden Entertainment)
(702) 495-4490
hstutz@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 28, 2015	June 30, 2016	June 28, 2015
Revenues
Gaming	$88,337	$11,810	$166,809	$22,410
Food and beverage	14,101	1,742	27,442	3,090
Rooms	1,945	1,662	3,500	2,869
Other operating	3,079	813	5,291	1,188
Gross revenues	107,462	16,027	203,042	29,557
Less: Promotional allowances	(4,904)	(698)	(9,450)	(1,462)
Net revenues	102,558	15,329	193,592	28,095

Expenses
Gaming	63,541	6,558	119,032	12,623
Food and beverage	8,472	1,254	16,599	2,319
Rooms	305	215	565	373
Other operating	1,167	516	1,946	742
Selling, general and administrative	16,222	5,105	32,456	10,407
Merger expenses	434	434	475	1,267
Gain on sale of cost method investment	—	—	—	(750)
Impairments and other losses	—	351	—	682
Preopening expenses	519	—	1,092	—
Depreciation and amortization	6,847	880	12,639	1,757
Total expenses	97,507	15,313	184,804	29,420
Income (loss) from operations	5,051	16	8,788	(1,325)

Non-operating income (expense)
Interest expense, net	(1,640)	(214)	(3,097)	(443)
Other, net	—	36	18	36
Total non-operating expense, net	(1,640)	(178)	(3,079)	(407)
Income (loss) before income tax provision	3,411	(162)	5,709	(1,732)
Income tax provision	(611)	(17)	(670)	(172)
Net income (loss)	2,800	(179)	5,039	(1,904)
Other comprehensive income	—	3	—	2
Comprehensive income (loss)	$2,800	$(176)	$5,039	$(1,902)

Weighted-average common shares outstanding
Basic	22,136	13,392	22,044	13,391
Dilutive impact of stock options	299	—	299	—
Diluted	22,435	13,392	22,343	13,391
Net income (loss) per share
Basic	$0.13	$(0.01)	$0.23	$(0.14)
Diluted	$0.12	$(0.01)	$0.23	$(0.14)

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$61,705	$69,177
Accounts receivable, net of allowance for doubtful accounts of $0.5 million and $0.4 million, respectively	5,405	3,033
Income taxes receivable	2,258	2,078
Prepaid expenses	7,668	6,803
Inventories	2,694	2,439
Other	1,028	1,074
Total current assets	80,758	84,604

Property and equipment, net	135,410	114,309

Other assets
Goodwill	104,730	96,288
Customer relationships, net	73,891	57,456
Other intangible assets, net	28,594	23,368
Other	5,925	2,759
Total other assets	213,140	179,871
Total assets	$429,308	$378,784

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt, net	$13,288	$8,552
Accounts payable	8,411	8,237
Accrued taxes, other than income taxes	1,006	831
Accrued payroll and related	4,635	3,494
Deposits	410	128
Dividend payable	23,529	—
Other accrued expenses	3,979	3,476
Total current liabilities	55,258	24,718

Long-term debt, net	169,937	137,546
Deferred taxes	5,036	4,471
Other long-term obligations	4,024	1,564
Total liabilities	234,255	168,299
Commitments and contingencies

Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 22,213 and 21,868 common shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	356	353
Additional paid-in capital	286,912	283,857
Accumulated deficit	(92,215)	(73,725)
Total shareholders' equity	195,053	210,485
Total liabilities and shareholders' equity	$429,308	$378,784

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 28, 2015	June 30, 2016	June 28, 2015
	(Unaudited, in thousands)
Adjusted EBITDA	$13,301	$1,741	$23,849	$1,750
Impairments and other losses	—	(351)	—	(682)
Gain on sale of cost method investment	—	—	—	750
Share-based compensation	(450)	(60)	(855)	(119)
Merger expenses	(434)	(434)	(475)	(1,267)
Preopening expenses	(519)	—	(1,092)	—
Depreciation and amortization	(6,847)	(880)	(12,639)	(1,757)
Income (loss) from operations	5,051	16	8,788	(1,325)
Non-operating income (expense)
Interest expense, net	(1,640)	(214)	(3,097)	(443)
Other, net	—	36	18	36
Total non-operating expense, net	(1,640)	(178)	(3,079)	(407)

Income (loss) before income tax provision	3,411	(162)	5,709	(1,732)
Income tax provision	(611)	(17)	(670)	(172)
Net income (loss)	$2,800	$(179)	$5,039	$(1,904)

Golden Entertainment, Inc.

Reconciliation of Segment Net Income (Loss) to Segment Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
	(Unaudited, in thousands)
Adjusted EBITDA (loss)	$11,361	$6,843	$(4,903)	$21,582	$11,607	$(9,340)
Share-based compensation	—	—	(450)	—	—	(855)
Merger expenses	—	—	(434)	—	—	(475)
Preopening expenses	(429)	—	(90)	(989)	—	(103)
Depreciation and amortization	(4,597)	(1,916)	(334)	(8,295)	(3,686)	(658)
Income (loss) from operations	6,335	4,927	(6,211)	12,298	7,921	(11,431)
Non-operating income (expense)
Interest expense, net	(40)	(1)	(1,599)	(75)	(1)	(3,021)
Other, net	—	—	—	—	—	18
Total non-operating expense, net	(40)	(1)	(1,599)	(75)	(1)	(3,003)

Income (loss) before income tax provision	6,295	4,926	(7,810)	12,223	7,920	(14,434)
Income tax provision	—	—	(611)	—	—	(670)
Net income (loss)	$6,295	$4,926	$(8,421)	$12,223	$7,920	$(15,104)

	Three Months Ended June 28, 2015			Six Months Ended June 28, 2015
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
	(Unaudited, in thousands)
Adjusted EBITDA (loss)	$—	$3,015	$(1,274)	$—	$4,509	$(2,759)
Impairments and other losses	—	—	(351)	—	—	(682)
Gain on sale of cost method investment	—	—	—	—	—	750
Share-based compensation	—	—	(60)	—	—	(119)
Merger expenses	—	—	(434)	—	—	(1,267)
Depreciation and amortization	—	(870)	(10)	—	(1,721)	(36)
Income (loss) from operations	—	2,145	(2,129)	—	2,788	(4,113)
Non-operating income (expense)
Interest expense, net	—	(262)	48	—	(536)	93
Other, net	—	(471)	507	—	(816)	852
Total non-operating income (expense), net	—	(733)	555	—	(1,352)	945

Income (loss) before income tax provision	—	1,412	(1,574)	—	1,436	(3,168)
Income tax provision	—	—	(17)	—	—	(172)
Net income (loss)	$—	$1,412	$(1,591)	$—	$1,436	$(3,340)

Sartini Gaming, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
Adjusted EBITDA	$10,118	$19,318
Preopening expenses	(189)	(459)
Merger expenses	(1,127)	(1,284)
Depreciation and amortization	(3,544)	(7,015)
Other, net	(62)	(123)
Income from operations	5,196	10,437
Non-operating income (expense)
Interest expense, net	(5,454)	(10,918)
Loss on warrant	(2,119)	(2,119)
Total non-operating expense	(7,573)	(13,037)
Net loss	$(2,377)	$(2,600)

Sartini Gaming, Inc.

Reconciliation of Segment Net Income (Loss) to Segment Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended June 28, 2015			Six Months Ended June 28, 2015
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
	(Unaudited, in thousands)
Adjusted EBITDA (loss)	$10,114	$2,433	$(2,429)	$19,349	$5,011	$(5,042)
Merger expenses	—	—	(1,127)	—	—	(1,284)
Preopening expenses	(42)	—	(146)	(170)	—	(289)
Gain on disposal of property and equipment	(18)	(11)	—	(18)	(11)	—
Depreciation and amortization	(2,307)	(966)	(271)	(4,620)	(1,863)	(534)
Income (loss) from operations	7,747	1,456	(3,973)	14,541	3,137	(7,149)
Non-operating income (expense)
Interest expense, net	10	(2)	(5,462)	(49)	(4)	(10,864)
Other, net	(18)	—	(2,135)	(66)	1	(2,147)
Total non-operating expense, net	(8)	(2)	(7,597)	(115)	(3)	(13,011)

Income (loss) before income tax benefit	7,739	1,454	(11,570)	14,426	3,134	(20,160)
Income tax benefit	—	—	—	—	—	—
Net income (loss)	$7,739	$1,454	$(11,570)	$14,426	$3,134	$(20,160)

Golden Entertainment, Inc.

Reconciliation of Net Revenues to Combined Net Revenues

(Unaudited, in thousands)

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
	(In thousands)
Distributed Gaming	$—	$63,117	$63,117
Casinos	15,284	9,378	24,662
Corporate and other	45	187	232
Net Revenues	$15,329	$72,682	$88,011

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Six Months Ended	Six Months Ended	Six Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
Distributed Gaming	$—	$124,808	$124,808
Casinos	28,005	19,692	47,697
Corporate and other	90	186	276
Net Revenues	$28,095	$144,686	$172,781

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Combined Net Income (Loss)

(Unaudited, in thousands)

			Combined Net Income (Loss)
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
	(In thousands)
Distributed Gaming	$—	$7,739	$7,739
Casinos	1,412	1,454	2,866
Corporate and other	(1,591)	(11,570)	(13,161)
Net Income (Loss)	$(179)	$(2,377)	$(2,556)

			Combined Net Income (Loss)
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Six Months Ended	Six Months Ended	Six Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
Distributed Gaming	$—	$14,426	$14,426
Casinos	1,436	3,134	4,570
Corporate and other	(3,340)	(20,160)	(23,500)
Net Income (Loss)	$(1,904)	$(2,600)	$(4,504)

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Combined Adjusted EBITDA

(Unaudited, in thousands)

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
Distributed Gaming	$—	$10,114	$10,114
Casinos	3,015	2,433	5,448
Corporate and other	(1,274)	(2,429)	(3,703)
Adjusted EBITDA	$1,741	$10,118	$11,859

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Six Months Ended	Six Months Ended	Six Months Ended
	June 28, 2015	June 30, 2015	June 28, 2015
Distributed Gaming	$—	$19,349	$19,349
Casinos	4,509	5,011	9,520
Corporate and other	(2,759)	(5,042)	(7,801)
Adjusted EBITDA	$1,750	$19,318	$21,068